PARKS, TSCHOPP,
WHITCOMB & ORR, P.A.
CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Access Power, Inc.:



We consent to the use of our report dated April 1, 1998 in the Registration Statement on Form SB-2 and related Prospectus of Access Power, Inc. for the registration of 8,500,000 shares of its common stock and to the reference of our firm under the heading "Experts" therein.


 PARKS, TSCHOPP, WHITCOMB & ORR, P.A.

/s/ PARKS, TSCHOPP, WHITCOMB & ORR, P.A.


Maitland, Florida
December 18, 1998